EXHIBIT 99.1

Jones Soda Reports First Quarter 2020 Results

SEATTLE, May 07, 2020 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB: JSDA), a leader in the craft soda industry known for its unique branding and authentic connection to its consumers, announced results for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Summary vs. Year-Ago Quarter

  Revenue remained flat at $2.8 million.
  Gross profit as a percentage of sales increased 70 basis points to 20.8% compared to 20.1%.
  Net loss was $891,000, or $(0.01) per share, compared to a net loss of $796,000, or $(0.02) per share.
  Adjusted EBITDA1 was $(815,000) compared to $(635,000).

Management Commentary

“The team made solid progress during the quarter expanding our brand’s presence and driving growth across key business segments,” said Interim CEO Jamie Colbourne. “The first quarter reflected steady demand for our core bottled soda sales, a significant improvement in our fountain business and progress returning Lemoncocco to growth, despite the expected decline in 7-Select revenue. However, the COVID-19 global pandemic has certainly changed our operating environment and we are currently pivoting various sales and marketing strategies to adapt to the evolving market. In addition, we are working to optimize our cost structure and reduce operating expenses where possible.

“Although the long-term effects of COVID-19 are still unknown, we believe we are taking the necessary steps to help ensure our organization remains operational and equipped to meet the ever-changing needs of our customers. In fact, despite the pandemic, our business in the grocery channel remains stable. Conversely, our partners in the food service channel have been hit hard and several conversations with potential customers have been put on hold for the time being. This channel is a minimal percentage of our overall revenue, but we will remain in active discussions with all current and potential partners to ensure we are best positioned to meet their needs when restaurant dining returns.

“Given the cancellation of large events throughout North America, including the Vans Park Series, our marketing team is evaluating and implementing new strategies to continue expanding our presence with consumers, particularly through significantly increased social media activity. As we move forward, we believe in Jones’ value proposition as a craft soda that resonates with consumers through unique branding and a better taste, and we anticipate this increased activity will bolster brand awareness. Although there remains a lot of uncertainty with the COVID-19 pandemic, we are still committed to returning Jones to profitable growth and believe we are well-positioned to remain a valuable partner to all of our customers during these challenging times.”

First Quarter 2020 Financial Results

Revenue in the first quarter of 2020 remained flat at $2.8 million compared to the year-ago quarter. This was primarily the result of a decrease of $206,000, or 66%, in 7-Select revenue due to declining 7-Eleven store counts, offset by a 3% increase in revenues from Jones’ core bottled soda products and a 51% increase in fountain soda revenue. Excluding the 7-Select segment, total revenue for the first quarter of 2020 increased from $2.5 million to $2.7 million, or 7%, as compared to the prior year period, reflecting positive momentum across the Company’s other product lines.

Gross profit as a percentage of sales increased 70 basis points to 20.8% for the first quarter of 2020 compared to 20.1% in the same year-ago quarter. The improvement was primarily driven by retail price increases implemented in 2019 for our bottled soda products.

Net loss for the first quarter of 2020 was $891,000, or $(0.01) per share, compared to a net loss of $796,000, or $(0.02) per share, in the same quarter a year ago.

Adjusted EBITDA1 in the first quarter of 2020 was $(815,000) compared to $(635,000) in the same quarter a year ago.

At March 31, 2020, cash and cash equivalents totaled $4.9 million compared to $6.0 million at December 31, 2019. Apart from an outstanding convertible debt instrument, the Company did not have any substantial debt and is actively evaluating a new line of credit.
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1Adjusted EBITDA is defined as net loss from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the first quarter ended March 31, 2020.

Date: Thursday, May 7, 2020
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-888-254-3590
International dial-in number: 1-323-994-2082
Conference ID: 6655263

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 14, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 6655263

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations and its ability to continue as a going concern, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the ongoing negative impact that the novel coronavirus (COVID-19) pandemic has had and will likely continue to have on the Company’s business operations and sales; the Company’s ability to effectively utilize the proceeds from its 2019 strategic financing from HeavenlyRx; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to execute its marketing strategies, especially in light of the closures and delays caused by the COVID-19 pandemic;  the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; the Company’s ability to maintain its relationship with 7-Eleven; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and manage the impact of the COVID-19 pandemic on its supply chain; the Company’s ability to develop CBD-infused beverages; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing and to manage the impact that the COVID-19 pandemic may have on the Company’s ability to access capital; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on March 30, 2020 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach
Gateway Investor Relations
1-949-574-3860
JSDA@gatewayir.com
finance@jonessoda.com

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Three months ended March 31,
	2020	2019
	(In thousands, except share data)
	(Unaudited)	(Unaudited)
Revenue	$2,792	$2,824
Cost of goods sold	2,210	2,257
Gross profit	582	567
Operating expenses:
Selling and marketing	753	615
General and administrative	708	658
Total operating expenses	1,461	1,273
Loss from operations	(879)	(706)
Interest income	17	-
Interest expense	(38)	(89)
Other income, net	13	2
Loss before income taxes	(887)	(793)
Income tax expense, net	(4)	(3)
Net loss	$(891)	$(796)

Net loss per share - basic and diluted	$(0.01)	$(0.02)
Weighted average basic and diluted common shares outstanding	61,665,435	41,592,851

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2020	December 31, 2019

	(Unaudited)
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$4,904	$5,969
Accounts receivable, net of allowance of $99 and $44	2,024	1,573
Inventory	2,293	1,788
Prepaid expenses and other current assets	169	310
Total current assets	9,390	9,640
Fixed assets, net of accumulated depreciation of $493 and $484	153	162
Other assets	33	33
Right of use lease asset	547	17
Total assets	$10,123	$9,852
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,234	$554
Lease liability, current portion	96	18
Accrued expenses	639	663
Taxes payable	1	10
Total current liabilities	1,970	1,245
Convertible subordinated notes payable, net	1,346	1,333
Accrued interest expense	169	147
Lease liability, net of current portion	451	-
Total liabilities	3,936	2,725
Shareholders’ equity (deficit):
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 61,667,668 shares and 61,566,076 shares, respectively	73,811	73,773
Accumulated other comprehensive income	255	342
Accumulated deficit	(67,879)	(66,988)
Total shareholders’ equity	6,187	7,127
Total liabilities and shareholders’ equity	$10,123	$9,852

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, in thousands)

	Three months ended March 31,
	2020	2019
GAAP net loss	$(891)	$(796)
Stock based compensation	41	61
Interest income	(17)	-
Interest expense	38	89
Income tax expense, net	4	3
Depreciation and Amortization	10	8
Non-GAAP Adjusted EBITDA	$(815)	$(635)